EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

Industrial Municipal Supply Company (IMSCO)
Landreth Engineering Company
The Rex Group, Inc.
Rex Supply Corporation
Regal Machine Tool, Inc.
Rex Machinery Sales, Inc.
Rex International Corporation
U.S. Crating, Inc.
First Texas Credit Corporation
XTEL Corporation
Rex Macinery Movers, Inc.
Losco, Inc.